Exhibit 10.1

Avalon GloboCare Corp.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

February 20, 2020

David Jin

c/o Avalon GloboCare Corp.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

Re:	Executive Employment Agreement

Dr. Jin:

Reference is hereby made to that certain Executive Employment Agreement entered between Avalon GloboCare Corp. (the “Company”) and yourself dated December 1, 2016, as amended (the “Agreement”). In acknowledgment of your services to date and in order to properly compensate you for your services going forward, we hereby agree to the following:

1)	The amendment and restatement of Section 5(A) of the Agreement:

The term (“Term”) of the Agreement shall commence on the Start Date and shall continue through the sixth anniversary of the Start Date. Executive may terminate the Agreement for Good Reason (as defined below) at any time upon 60 days’ written notice to Company, provided the Good Reason has not been cured within such period of time. The Company may terminate its employment of Executive under the Agreement for Cause (as defined below) at any time by written notice to Executive.

2)	The amendment and restatement of Section 3(B) of the Agreement:

The Executive will be provided with a grant of options to purchase 400,000 shares of common stock, vesting over one year in equal quarterly installments.  The exercise price of the options shall be $1.52 per share and the term shall be ten years. The Executive may be eligible for additional equity incentive grants, subject to Executive’s continued employment and satisfactory job performance, which may be made from time to time, by the Board, on the same terms as other executive employees of the Company. Terms and conditions of all the equity incentive grants, will be in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant.

Please execute below agreeing to the above amendment.

Avalon GloboCare Corp.

By: /s/Luisa Ingargiola
Name: Luisa Ingargiola
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ David Jin

David Jin